Exhibit 99
NEWS RELEASE
For Immediate Release
Contact: Chad Hyslop or Jim Baumgardner (208) 331-8400
info@americanecology.com    www.americanecology.com

AMERICAN ECOLOGY INCREASES CLOSURE, POST-CLOSURE RESERVE FOR NON-OPERATING TEXAS FACILITY

Company Also Reports Receipt of Insurance Proceeds

BOISE, Idaho, December 1, 2005 -American Ecology Corporation [NASDAQ: ECOL], today announced a $542,000 increase in its estimate for closure and post-closure costs for a non-operating hazardous waste facility formerly operated by the Company near Winona, Texas. The revised cost estimate and related reserve increase reflect a monitored natural attenuation plan which the Company has determined, in consultation with the State of Texas, to be the most likely long-term remedy. The revised cost estimate includes activities and costs to be incurred through 2036. An independent environmental engineering and consulting firm provided peer review of the Company’s planned activities and estimated future costs.

“This increase in our reserve for the non-operating Winona facility reflects an updated cost estimate required to meet our future obligations at the site, based on the best available information,” said James Baumgardner, Senior Vice President and Chief Financial Officer.

Accounting for closure and post closure liabilities is governed by Statement of Financial Accounting Standard (SFAS) No. 143, “Accounting for Asset Retirement Obligations.” The result of the change in estimated costs and the application of SFAS No. 143 will be an additional $542,000 expense and a commensurate increase in the closure and post closure reserve during the fourth quarter of 2005. Including the $542,000, the updated reserve for the Winona facility is now $1,646,000. Consistent with SFAS No. 143, the Company periodically, but at least annually, reviews closure and post closure reserves for adequacy. The Company will review its remaining closure and post closure reserves at year-end.

The Company also reported proceeds of $1,290,000 received from its property and business interruption insurance carrier in partial resolution of a claim on a 2004 fire at its Robstown, Texas hazardous waste facility. While portions of the claim remain under review by the insurer and additional amounts may be received before year-end or in 2006, the Company will recognize a gain of $860,000 from the recent payment in the fourth quarter of 2005.

“We are working closely with our insurance carrier to finalize the entire claim and believe that the matter will be fully resolved in the first quarter of 2006,” Baumgardner concluded.

American Ecology Corporation, through its subsidiaries, provides radioactive, PCB, hazardous and non-hazardous waste services to commercial and government customers throughout the United States, such as nuclear power plants, steel mills, medical and academic institutions and petro-chemical facilities. Headquartered in Boise, Idaho, American Ecology is the oldest radioactive and hazardous waste services Company in the United States.

This press release contains forward-looking statements that are based on our current expectations, beliefs, estimates, and assumptions about American Ecology Corporation’s industry, markets, and circumstances. Actual results may differ materially from what is expressed herein and no assurance can be given that the company can successfully implement its business plan, generate future earnings, receive additional insurance proceeds, or that its closure and post-closure reserves for the Winona, Texas facility or any other of the Company’s facilities will be sufficient to cover all future obligations. For information on factors that could cause actual results to differ from expectations, please refer to American Ecology Corporation’s Report on Form 10-K, and most recent Form 10-Q filed with the Securities and Exchange Commission.

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